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TABLE OF CONTENTS

As Filed Pursuant to Rule 424(b)(2)
Registration No.: 333-158199-10

Pricing Supplement dated March 27, 2009
to Prospectus Supplement dated March 25, 2009
to Prospectus dated March 25, 2009

$250,000,000
ELEMENTSSM
Linked to the Credit Suisse Global Warming Index, Exchange Series
due April 10, 2023

The ELEMENTSSM Linked to the Credit Suisse Global Warming Index, Exchange Series due April 10, 2023 (the "Securities") do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon repurchase by Credit Suisse, Nassau Branch based on the performance of the Credit Suisse Global Warming Index, Exchange Series, less an investor fee. The principal terms of the Securities are as follows:

Issuer:    Credit Suisse, acting through its Nassau Branch ("Credit Suisse").

CUSIP Number:    22542D407

Underlying Index:    The return on the Securities is linked to the performance of the Credit Suisse Global Warming Index, Exchange Series (Bloomberg symbol: CSGWMXTR) (the "Index"). The Index enables investors to participate in the performance of a selection of companies that have a focus on products or services related to minimizing global warming.

Payment at Maturity:    If your Securities have not previously been repurchased by Credit Suisse, at maturity you will receive a cash payment equal to the principal amount of your Securities times the index factor on the final valuation date times the fee factor on the final valuation date.

Secondary Market:    We have listed the Securities on NYSE Arca under the ticker symbol "GWO". To the extent there is an active secondary market in the Securities, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Repurchase of the Securities at Your Option:    Subject to the requirements described below, you may offer $2,500,000 stated principal amount (250,000 Securities) or more of your Securities to Credit Suisse for repurchase on any business day during the term of the Securities on or prior to on March 17, 2023. If you elect to offer your Securities for repurchase, and the requirements for acceptance by Credit Suisse are met, you will receive a cash payment in an amount equal to the daily repurchase value, which is the principal amount of your Securities to be repurchased times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Repurchase of the Securities at Our Option:    We will have the right to repurchase the Securities in whole but not in part on any business day during the term of the Securities beginning April 7, 2011, if, at anytime on or after April 7, 2011, the principal amount of the Securities outstanding is $5,000,000 (500,000 Securities) or less. Upon such repurchase, you will receive a cash payment in an amount equal to the daily repurchase value, which is the principal amount of your Securities to be repurchased times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Repurchase Mechanics: Repurchase at Your Option:    You may offer your Securities to Credit Suisse for repurchase on any business day during the term of the Securities on or prior to March 17, 2023. To offer your Securities for repurchase, you and your broker must deliver an irrevocable offer for repurchase to Credit Suisse no later than 5:00 p.m., New York City time, on the business day immediately preceding the applicable valuation date and follow the procedures set forth under "Specific Terms of the Securities—Repurchase Procedures." If you fail to comply with these procedures, your offer will be deemed ineffective and Credit Suisse will not be obligated to repurchase your Securities. Also, unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which Credit Suisse will repurchase your Securities will be March 23, 2023. As such, you must offer your Securities for repurchase no later than March 17, 2023. Repurchase at Our Option: If we exercise our right to repurchase the Securities, we will deliver an irrevocable call notice to The Depository Trust Company ("DTC") (the holder of the global note). The business day immediately succeeding the date the irrevocable call notice was delivered to DTC shall be the valuation date applicable to such repurchase, subject to postponement due to the occurrence of a market disruption event.

Valuation Date:    Valuation date means each trading day from April 9, 2008 to April 3, 2023 inclusive. We refer to April 3, 2023, as the "final valuation date." If there is a market disruption event occurring on a valuation date, such valuation date, including the final valuation date, may be postponed as provided herein.

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Nuveen Investments	Credit Suisse	Merrill Lynch & Co.
As Agents for Credit Suisse

Pricing Supplement dated March 27, 2009
ELEMENTSSM and are service marks of Merrill Lynch, Pierce, Fenner & Smith Incorporated

(continued from previous page)

Repurchase Date:    A repurchase date is the third business day following a valuation date. Unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which Credit Suisse will repurchase your Securities will be March 23, 2023. As such, you must offer your securities for repurchase no later than March 17, 2023.

Inception Date:    April 1, 2008.

Initial Settlement Date:    April 7, 2008.

Index Factor:    The index factor on any given day, other than the final valuation date, will be equal to the closing level of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing levels of the Index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is the closing level of the Index on the inception date and is equal to 416.40.

Fee Factor:    The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.

Trading Day:    A trading day is a day on which (i) the level of the Index is calculated and published, (ii) trading is generally conducted on the New York Stock Exchange, NYSE Arca and the Nasdaq Stock Market and (iii) trading is generally conducted on the markets on which the stocks underlying the Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

Business Day:    A business day is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

You may lose some or all of your principal if you invest in the Securities. See "Risk Factors" beginning on page PS-11 of the attached pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We sold $4,000,000 in principal amount of the Securities on the inception date through Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") and Nuveen Investments LLC ("Nuveen Investments") and through one or more dealers purchasing as principals through MLPF&S and Nuveen Investments at 100% of their stated principal amount of $10.00 each. Additional Securities may be offered and sold from time to time through our affiliate, Credit Suisse Securities (USA) LLC ("CSSU") or through MLPF&S and Nuveen Investments and one or more dealers. We will receive proceeds equal to 100% of the offering price of Securities we issue and sell after the inception date.

MLPF&S and each dealer in the initial distribution charged, and CSSU and any other agent and dealer in any subsequent distribution is expected to charge, normal commissions for the purchase of the Securities. MLPF&S and Nuveen Investments, each a member of the Financial Industry Regulatory Authority ("FINRA"), formerly known as the NASD, will receive a portion of the investor fee. Please see "Supplemental Plan of Distribution" in the attached pricing supplement for more information.

In this pricing supplement, "we," "us" and "our" refer to Credit Suisse, including, as the context requires, acting through one of its branches.

 SUMMARY

The following is a summary of terms of the ELEMENTSSM Linked to the Credit Suisse Global Warming Index, Exchange Series due April 10, 2023 (the "Securities"), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. References to the "prospectus" mean our accompanying prospectus, dated March 25, 2009, and references to the "prospectus supplement" mean our accompanying prospectus supplement, dated March 25, 2009, which supplements the prospectus.

We may, without providing you notice or obtaining your consent, create and issue securities in addition to those offered by this pricing supplement having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•
What are the Securities and how do they work?

•
What is the Index and what does it measure?

•
Will I receive interest on the Securities?

•
How do you sell your Securities?

•
How do you offer your Securities for repurchase by Credit Suisse?

•
What are some of the risks of the Securities?

•
Is this the right investment for you?

•
How has the Index performed historically?

•
What are the tax consequences of an investment in the Securities?

•
How does the Calculation Agent calculate the payment on the Securities?

What Are the Securities and How Do They Work?

The ELEMENTS Linked to the Credit Suisse Global Warming Index, Exchange Series (the "Securities") are senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, whose return is based upon the performance of the Credit Suisse Global Warming Index, Exchange Series (the "Index"). The Securities are not principal protected and, consequently, the return of the principal amount of your investment at maturity is not guaranteed.

We will not pay you interest during the term of the Securities.

Unless your Securities have been previously repurchased by us, either at your election or at ours, the Securities will mature on April 10, 2023. Further details on the conditions and the procedures applicable to any such repurchase are set forth in this pricing supplement.

Payment at maturity

If your Securities have not been previously repurchased by Credit Suisse, at maturity you will receive a cash payment in an amount equal to the principal amount of your Securities times the index factor determined on the final valuation date times the fee factor on the final valuation date.

The index factor on the final valuation date will equal the average of the closing levels of the Index for the five trading days immediately prior to and including the final valuation date (the "calculation period") divided by the initial index level.

The initial index level is 416.40, the closing index level on the inception date.

If a market disruption event occurs and is occurring during the calculation period, the Calculation Agent (as defined below) will postpone the final valuation date until there are five trading days on which there is no market disruption event occurring, for up to five scheduled trading days. A "scheduled trading day" is any day that, but for the occurrence of a market disruption event, would have otherwise been a trading day. If the final valuation date is postponed due to a market disruption event, the maturity date will also be postponed by an equal number of business days up to five business days. For more information on market disruption events and their effect on the calculation of the payment you will receive at maturity, see "Specific Terms of the Securities—Market Disruption Events" and "—Payment at Maturity" in this pricing supplement.

The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365.

The annual investor fee is equal to 0.75%.

Payment Upon Repurchase

We have the right to repurchase the Securities in whole and not in part on any business day during the term of the Securities beginning April 7, 2011, if, at anytime on or after April 7, 2011, the principal amount of the Securities outstanding is $5,000,000 (500,000 Securities) or less. If we exercise our right to repurchase the Securities, we will deliver an irrevocable call notice to DTC. The business day immediately succeeding the date the irrevocable call notice was delivered to DTC shall be the valuation date applicable to such repurchase, subject to postponement due to the occurrence of a market disruption event.

At your election you may, subject to certain restrictions, offer your Securities for repurchase by Credit Suisse on any business day during the term of the Securities on or prior to March 17, 2023, provided that you offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) for repurchase and follow the procedures as described below.

If you choose to offer your Securities for repurchase or they are repurchased at our option, you will receive a cash payment on the repurchase date in an amount equal to the daily repurchase value, which is the principal amount of your Securities times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

The index factor on any valuation date, other than the final valuation date, will be equal to the closing level of the Index on that valuation date divided by the initial index level.

A repurchase date is the third business day following a valuation date. A valuation date is each trading day from April 9, 2008 to April 3, 2023 inclusive. Unless your scheduled repurchase date is postponed due to a market disruption event, the final day on which Credit Suisse will repurchase your Securities will be March 23, 2023. As such, you must offer your Securities for repurchase no later than March 17, 2023. A valuation date may be postponed due to a market disruption event up to four scheduled trading days. If postponement of a valuation date due to a market disruption event occurs, such postponement will continue until the next trading day on which there is no market disruption event, for up to four scheduled trading days. If a valuation date is postponed, the corresponding repurchase date will also be postponed so that such repurchase date occurs on the third business day following the valuation date as postponed. For more information on market disruption events and their effect on the calculation of the payment that you will receive upon repurchase, see "Specific Terms of the Securities—Market Disruption Events" and "—Payment Upon Repurchase" in this pricing supplement.

For a further description of how your payment at maturity will be calculated, see "—How Does the Calculation Agent Calculate the Payment on the Securities?—Hypothetical Examples" below and "Specific Terms of the Securities" in this pricing supplement.

The Securities will be issued in denominations of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Securities in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the Securities by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Securities through the accounts those systems maintain with DTC. You should refer to the section "Description of Notes—Book-Entry, Delivery and

Form" in the accompanying prospectus supplement and the section "Description of Debt Securities—Book-Entry System" in the accompanying prospectus.

Because the aggregate investor fee reduces the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase by Credit Suisse. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.

What Is the Index and What Does It Measure?

The Credit Suisse Global Warming Index, Exchange Series (the "Index") is an equally weighted index consisting of 50 exchange-listed companies that have a focus on products or services related to minimizing global warming, in accordance with the rules set out below in "The Index—Selection of the Index Components" and are chosen according to a rules-based methodology (the "HOLT™ Scoring Methodology") for scoring stocks, which is explained in more detail below in "The Index—HOLT™ Scoring Methodology." The rules for constructing and rebalancing the Index and for calculating the Index level were developed by Credit Suisse Securities (Europe) Limited (the "Index Creator"). The daily closing level of the Index is calculated and published by Standard & Poor's (the "Index Publisher"), based on the rules developed by the Index Creator. For more information about the Index, see "The Index," below.

The stocks comprising the Index (the "Index Components") come from the HOLT database's universe of global warming related companies. Out of that global warming related universe, the 100 companies in the HOLT database with the highest liquidity out of the 120 companies in the HOLT database with the highest market capitalization and whose stock is listed on a regulated stock exchange constitute the universe of eligible companies. From those eligible companies, their stocks are ranked by a number of factors, including their HOLT score, to bring the number of Index Components to 50. Index Components are reviewed on a semi-annual basis in April and October (the "semi-annual review"). In May and November, the adjustments resulting from the semi-annual review become effective and the weighting of each Index Component is reset to equal weighting. In addition to the semi-annual reviews, the Index is continually reviewed for changes, or operational adjustments, to the Index composition necessitated by extraordinary corporate actions, including mergers, takeovers, spin-offs, delistings and bankruptcy filing involving component companies. Component changes may occur between semi-annual review periods if a specific corporate event makes an existing component ineligible.

Will I Receive Interest on the Securities?

No. We will not make any periodic payments of interest or any other payments on the Securities during the term of the Securities. Unless you elect to have your Securities repurchased by Credit Suisse, you will not receive any payments on the Securities prior to maturity of the Securities.

How Do You Sell Your Securities?

The Securities are listed on NYSE Arca under the ticker symbol "GWO". To the extent there is an active secondary market in the Securities, we expect that investors will purchase and sell the Securities primarily in this secondary market.

How Do You Offer Your Securities for Repurchase by Credit Suisse?

If you wish to offer your Securities to Credit Suisse for repurchase, you and your broker must follow the following procedures:

•
your broker must deliver a completed irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to Credit Suisse by 5:00 p.m., New York City time, on the business day immediately preceding the valuation date prior to the applicable repurchase date. One portion of the Offer for Repurchase must be completed by you as beneficial owner of the

  Securities and the other portion must be completed by your broker. You must offer $2,500,000 stated principal amount or more of your Securities (250,000 Securities) for repurchase by Credit Suisse on any repurchase date. Credit Suisse must acknowledge receipt from your broker in order for your offer to be effective;

•
your broker must book a delivery vs. payment trade with respect to your Securities on the applicable valuation date at a price equal to the applicable daily repurchase value, facing Credit Suisse; and

•
your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date (the third business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the Securities in respect of such deadlines. If Credit Suisse does not receive your offer for repurchase by 5:00 p.m., New York City time, on the business day immediately preceding the applicable valuation date, your notice will not be effective and we will not accept your offer to repurchase your Securities on the applicable repurchase date. Any repurchase instructions that we receive in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" in this pricing supplement.

•
Uncertain Principal Repayment—Your principal is not protected. If the level of the Index decreases, or does not increase by an amount greater than the aggregate investor fee applicable to your Securities, you will receive less, and possibly significantly less, than your original investment in the Securities.

•
No Interest Payments—You will not receive any periodic interest payments on the Securities.

•
Credit Risk of the Issuer—Any payments you are entitled to receive on your Securities are subject to the ability of Credit Suisse to pay its obligations as they come due.

•
A Trading Market for the Securities May Not Develop—Although the Securities are listed on NYSE Arca, there may not be a trading market for your Securities. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange and we may elect to terminate any such listing at our discretion.

•
Restrictions on Repurchases by Credit Suisse—You must offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) to Credit Suisse for your offer for repurchase to be considered.

•
Your Offer for Repurchase Is Irrevocable—You will not be able to rescind your offer for repurchase after it is received by Credit Suisse, so you will be exposed to market risk in the event market conditions change after Credit Suisse receives your offer.

•
Uncertain Tax Treatment—Significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service (the "IRS") will accept, or that a court will uphold, the tax consequences described in this pricing supplement. In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of prepaid forward contracts and legislation was introduced in the United States Congress which, if enacted, would have required the current accrual of interest income on prepaid forward contracts.

•
Call Feature—Your Securities may be repurchased on or after April 7, 2011 if the principal amount of the Securities outstanding is $5,000,000 (500,000 Securities) or less.

Is this the Right Investment for You?

The Securities may be a suitable investment for you if:

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You seek an investment with a return linked to the performance of the Index.

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You believe the level of the Index will increase by an amount sufficient to offset the aggregate investor fee and to provide you with a satisfactory return on your investment during the term of the Securities.

•
You are willing to accept the risk of fluctuations in the level of the Index.

•
You do not seek current income from this investment.

The Securities may not be a suitable investment for you if:

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You are not willing to be exposed to fluctuations in the level of the Index.

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You seek a guaranteed return of principal.

•
You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the aggregate investor fee during the term of the Securities.

•
You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•
You seek current income from your investment.

How Has the Index Performed Historically?

We have provided a table and a graph showing the hypothetical month-end closing levels of the Index for each month from January 2003 through January 2008 and the actual month-end closing levels of the Index for each month from February 2008 through February 2009. You can find the table and the graph in the section "The Index—Historical Data" in this Pricing Supplement. We have provided this historical information to help you evaluate the behavior of the Index in recent years. However, past performance is not indicative of how the Index will perform in the future. You should also refer to the section "Risk Factors—The Index has Limited History to Consider for Making an Independent Assessment of its Performance" in this Pricing Supplement.

Does An Investment in the Securities Entitle You to any Ownership Interests in the Stocks Comprising the Index?

No. An investment in the Securities does not entitle you to any ownership interest or rights in the stocks comprising the Index. You will not have any voting rights with respect to the stocks comprising the Index, receive dividend payments or other distributions or have any other interest or rights in the stocks comprising the Index merely as a result of your ownership of the Securities.

What Are the Tax Consequences of an Investment in the Securities?

Please refer to "Certain U.S. Federal Income Tax Considerations" in this pricing supplement for a discussion of certain U.S. federal income tax considerations relating to an investment in the Securities.

How Does the Calculation Agent Calculate the Payment on the Securities?

Credit Suisse International will serve as calculation agent (the "Calculation Agent") for the Securities. Set forth below is an explanation of the steps the Calculation Agent will take to calculate the payment on the Securities at maturity or upon repurchase by Credit Suisse.

Step 1: Calculate the fee factor

The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

Step 2: Calculate the index factor

The index factor on any valuation date, other than the final valuation date, will equal the closing level of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing levels of the Index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is the closing level of the Index on the inception date.

Step 3: Calculate the payment

You will receive a cash payment at maturity or upon repurchase by Credit Suisse, as applicable, equal to the principal amount of your Securities times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your Securities by Credit Suisse. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase of your Securities by Credit Suisse.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances. We have included two examples in which the Index has increased by approximately 450% at maturity, as well as two examples in which the Index has decreased by approximately 50% at maturity. These examples highlight the behavior of the indicative value in different circumstances. The figures in these examples have been rounded for convenience. Figures for year 15 are as of the final valuation date, and, given the indicated assumptions, a holder will receive a payment at maturity as indicated in column F, according to the indicated formula.

Example 1.    Assumptions: This example assumes that the Index has increased by approximately 450%.

Annual Investor Fee	Days	Principal	Initial Index Level

0.75%	365	$10.00	416.40

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return

A	B	B/Initial Index Level	0.75% * (N/365)	1 – D	Principal * C * E

0	416.40	1.00	0.00%	100.00%	$10.00
1	395.58	0.95	0.75%	99.25%	$ 9.43	-5.00%	-5.71%
2	312.30	0.75	1.50%	98.50%	$ 7.39	-13.40%	-14.05%
3	470.53	1.13	2.25%	97.75%	$11.05	4.16%	3.37%
4	624.60	1.50	3.00%	97.00%	$14.55	10.67%	9.83%
5	387.25	0.93	3.75%	96.25%	$ 8.95	-1.44%	-2.19%
6	470.53	1.13	4.50%	95.50%	$10.79	2.06%	1.28%
7	582.96	1.40	5.25%	94.75%	$13.27	4.92%	4.12%
8	728.70	1.75	6.00%	94.00%	$16.45	7.25%	6.42%
9	732.86	1.76	6.75%	93.25%	$16.41	6.48%	5.66%
10	832.80	2.00	7.50%	92.50%	$18.50	7.18%	6.35%
11	1,041.00	2.50	8.25%	91.75%	$22.94	8.69%	7.84%
12	1,145.10	2.75	9.00%	91.00%	$25.03	8.80%	7.94%
13	1,249.20	3.00	9.75%	90.25%	$27.08	8.82%	7.96%
14	1,769.70	4.25	10.50%	89.50%	$38.04	10.89%	10.01%
15	2,290.20	5.50	11.25%	88.75%	$48.81	12.04%	11.15%

Example 2.    Assumptions:    This example assumes that the Index has increased by approximately 450%, but at a different rate of increase than in Example 1.

Annual Investor Fee	Days	Principal	Initial Index Level

0.75%	365	$10.00	416.40

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return

A	B	B/Initial Index Level	0.75% * (N/365)	1 – D	Principal * C * E

0	416.40	1.00	0.00%	100.00%	$10.00
1	395.58	0.95	0.75%	99.25%	$ 9.43	-5.00%	-5.71%
2	412.24	0.99	1.50%	98.50%	$ 9.75	-0.50%	-1.25%
3	612.11	1.47	2.25%	97.75%	$14.37	13.70%	12.84%
4	416.40	1.00	3.00%	97.00%	$ 9.70	0.00%	-0.76%
5	366.43	0.88	3.75%	96.25%	$ 8.47	-2.52%	-3.27%
6	412.24	0.99	4.50%	95.50%	$ 9.45	-0.17%	-0.93%
7	624.60	1.50	5.25%	94.75%	$14.21	5.96%	5.15%
8	624.60	1.50	6.00%	94.00%	$14.10	5.20%	4.39%
9	832.80	2.00	6.75%	93.25%	$18.65	8.01%	7.17%
10	1,157.59	2.78	7.50%	92.50%	$25.72	10.77%	9.91%
11	1,299.17	3.12	8.25%	91.75%	$28.63	10.90%	10.03%
12	1,249.20	3.00	9.00%	91.00%	$27.30	9.59%	8.73%
13	1,332.48	3.20	9.75%	90.25%	$28.88	9.36%	8.50%
14	1,769.70	4.25	10.50%	89.50%	$38.04	10.89%	10.01%
15	2,290.20	5.50	11.25%	88.75%	$48.81	12.04%	11.15%

Hypothetical Examples

Example 3.    Assumptions: This example assumes that the Index has decreased by approximately 50%.

Annual Investor Fee	Days	Principal	Initial Index Level

0.75%	365	$10.00	416.40

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return

A	B	B/Initial Index Level	0.75% * (N/365)	1 – D	Principal * C * E

0	416.40	1.00	0.00%	100.00%	$10.00
1	395.58	0.95	0.75%	99.25%	$9.43	-5.00%	-5.71%
2	333.12	0.80	1.50%	98.50%	$7.88	-10.56%	-11.23%
3	428.89	1.03	2.25%	97.75%	$10.07	0.99%	0.23%
4	603.78	1.45	3.00%	97.00%	$14.07	9.73%	8.90%
5	778.67	1.87	3.75%	96.25%	$18.00	13.34%	12.47%
6	832.80	2.00	4.50%	95.50%	$19.10	12.25%	11.39%
7	1,041.00	2.50	5.25%	94.75%	$23.69	13.99%	13.11%
8	1,145.10	2.75	6.00%	94.00%	$25.85	13.48%	12.60%
9	832.80	2.00	6.75%	93.25%	$18.65	8.01%	7.17%
10	641.26	1.54	7.50%	92.50%	$14.25	4.41%	3.60%
11	512.17	1.23	8.25%	91.75%	$11.29	1.90%	1.11%
12	728.70	1.75	9.00%	91.00%	$15.93	4.77%	3.95%
13	595.45	1.43	9.75%	90.25%	$12.91	2.79%	1.98%
14	412.24	0.99	10.50%	89.50%	$8.86	-0.07%	-0.86%
15	208.20	0.50	11.25%	88.75%	$4.44	-4.52%	-5.27%

Hypothetical Examples

Example 4.    Assumptions: This example assumes that the Index has decreased by approximately 50%, but at a different rate of decrease than in Example 3.

Annual Investor Fee	Days	Principal	Initial Index Level

0.75%	365	$10.00	416.40

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return

A	B	B/Initial Index Level	0.75% * (N/365)	1 – D	Principal * C * E

0	416.40	1.00	0.00%	100.00%	$10.00
1	395.58	0.95	0.75%	99.25%	$9.43	-5.00%	-5.71%
2	416.40	1.00	1.50%	98.50%	$9.85	0.00%	-0.75%
3	487.19	1.17	2.25%	97.75%	$11.44	5.37%	4.58%
4	778.67	1.87	3.00%	97.00%	$18.14	16.94%	16.05%
5	749.52	1.80	3.75%	96.25%	$17.33	12.47%	11.62%
6	745.36	1.79	4.50%	95.50%	$17.09	10.19%	9.35%
7	557.98	1.34	5.25%	94.75%	$12.70	4.27%	3.47%
8	570.47	1.37	6.00%	94.00%	$12.88	4.01%	3.21%
9	499.68	1.20	6.75%	93.25%	$11.19	2.05%	1.26%
10	466.37	1.12	7.50%	92.50%	$10.36	1.14%	0.35%
11	416.40	1.00	8.25%	91.75%	$9.18	0.00%	-0.78%
12	366.43	0.88	9.00%	91.00%	$8.01	-1.06%	-1.83%
13	333.12	0.80	9.75%	90.25%	$7.22	-1.70%	-2.47%
14	299.81	0.72	10.50%	89.50%	$6.44	-2.32%	-3.09%
15	208.20	0.50	11.25%	88.75%	$4.44	-4.52%	-5.27%

 RISK FACTORS

The Securities are senior unsecured obligations of Credit Suisse, acting through its Nassau Branch. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in the stocks that make up the Index (each, an "Index Component" and together the "Index Components") or the Index itself. See "The Index," below, for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement before investing in the Securities.

The Securities Are Not Principal Protected and You May Lose All or a Significant Portion of Your Investment in the Securities.

An investment in the Securities is not principal protected and you may receive less, and possibly significantly less, at maturity or upon repurchase than the amount you originally invested. Our cash payment on your Securities at maturity or upon repurchase will be based primarily on any increase or decrease in the level of the Index. You may lose all or a significant amount of your investment in the Securities if the level of the Index decreases substantially.

Even if the Level of the Index at Maturity or upon Repurchase by Credit Suisse Exceeds the Initial Index Level, You May Receive Less Than the Principal Amount of Your Securities

Because the investor fee reduces the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your Securities by Credit Suisse. If the level of the Index decreases or does not increase sufficiently to offset the impact of the investor fee, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase of your Securities by Credit Suisse.

You Will Not Benefit from Any Increase in the Level of the Index if Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date

Increases in the level of the Index during the term of the Securities but before the applicable valuation date (including the final valuation date) are not considered in the calculation of the payment due to you at maturity or upon repurchase of your Securities. The Calculation Agent will determine the payment amount by comparing the initial index level only with the closing level of the Index on the applicable valuation date (or, in the case of the final valuation date, with the average of the closing levels of the Index on the five trading days prior to and including the final valuation date). No other closing level of the Index will be taken into account.

If the closing level of the Index on the applicable valuation date (or the average of the closing levels on the five trading days prior to and including the final valuation date) does not reflect an increase from the initial index level sufficient to offset the impact of the investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less, and possibly significantly less, than the principal amount of your Securities at maturity or upon repurchase by Credit Suisse. This will be true even if the level of the Index as of a particular date or dates prior to the applicable valuation date (including the final valuation date) would have been high enough to offset the impact of the investor fee.

In addition, because the index factor on the final valuation date will equal the average of the closing levels of the Index for the five trading days prior to and including the final valuation date divided by the initial index level, the index factor on the final valuation date could be lower than the closing level of the Index on that day divided by the initial index level.

There Are Restrictions on the Minimum Number of Securities You May Offer to Credit Suisse for Repurchase

Credit Suisse will repurchase your Securities at your election only if you are offering at least $2,500,000 stated principal amount of Securities (250,000 Securities) for any single repurchase and you have followed the procedures for repurchase detailed herein. The minimum repurchase amount of $2,500,000 stated principal amount of Securities (250,000 Securities) and the procedures involved in the offer of any repurchase represent substantial restrictions on your ability to cause Credit Suisse to repurchase your Securities. If you own Securities with an aggregate stated principal amount of less than $2,500,000, you will not be able to cause Credit Suisse to repurchase your Securities. In addition, your offer to Credit Suisse to repurchase your Securities on a repurchase date is only valid if Credit Suisse receives your offer for repurchase from your broker by no later than 5:00 p.m., New York City time, on the business day immediately preceding the valuation date prior to the applicable repurchase date. If Credit Suisse does not receive your offer for repurchase by 5:00 p.m., New York City time, on the business day immediately preceding the applicable valuation date, your offer will not be effective and we will not repurchase your Securities on the applicable repurchase date. Also, unless the scheduled repurchase date is postponed due to a market disruption event, the final day on which Credit Suisse will repurchase your Securities will be March 23, 2023. As such, you must offer your Securities for repurchase no later than March 17, 2023. A repurchase date is the third business day following the applicable valuation date. See "Specific Terms of Your Security—Repurchase Procedures" for more information.

The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Credit Suisse May Repurchase Your Securities at its Option

We have the right to repurchase your Securities in whole and not in part on or after April 7, 2011, if the principal amount of the Securities outstanding on or after such date is $5,000,000 ($500,000 Securities) or less. The amount you may receive upon a repurchase by Credit Suisse may be less than the amount you would receive on your investment at maturity or if you had elected to have Credit Suisse repurchase your Securities at a time of your choosing. If Credit Suisse exercises its right to repurchase your Securities, you will receive a cash payment in an amount equal to the daily repurchase value, which is the principal amount of your Securities to be repurchased times the index factor on the applicable valuation date times the fee factor on the applicable valuation date. Credit Suisse has no obligation to take your interests into account when deciding whether to call the Securities.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

•
the time remaining to the maturity of the Securities;

•
supply and demand for the Securities, including inventory positions with any market maker;

•
economic, financial, political, regulatory or judicial events that affect the level of the Index or the market price of the Index Components;

•
the prevailing rate of interest; and

•
the creditworthiness of Credit Suisse, including actual or anticipated downgrades to Credit Suisse's credit ratings.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

The Index has Limited History to Consider for Making an Independent Assessment of its Performance

The payment amount, if any, for each of your Securities is linked to the performance of the Index, which was first calculated as of February 25, 2008. There is no actual historical Index level information available before this date for you to consider in making an independent investigation of the Index performance. Any data relating to the Index included in this pricing supplement for any date prior to February 25, 2008 is hypothetical historical data which was generated using a static universe of global warming companies. In addition, the actual performance of the Index over the term of the Securities, as well as the amount payable at maturity or upon repurchase by Credit Suisse, may bear little relation to the historical and hypothetical historical levels of the Index. Changes in the level of the Index will affect the trading price of the Securities and it is impossible to predict whether the level of the Index will rise or fall.

Your Return May Not Reflect the Return on a Direct Investment in the Stocks Included in the Index

The return on your Securities may not match the return you would have received had you invested directly in the Index Components. In particular, an investment in the Securities is subject to the investor fee, which reduces the amount of your return at maturity or upon repurchase of the Securities by Credit Suisse.

The Securities May Not Be a Suitable Investment for You

The Securities may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the level of the Index; you seek a guaranteed return of principal; you believe the level of the Index will decrease or will not increase by an amount sufficient to offset the impact of the investor fee during the term of the Securities; you prefer the lower risk and therefore accept the potentially lower but more predictable returns of fixed income investments with comparable maturities and credit ratings; or you seek current income from your investment.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

You Will Not Receive Any Payments on the Securities Prior to Maturity or Repurchase or Have Rights in the Stocks Constituting the Index Components

You will not receive any periodic interest or other payments on the Securities prior to the stated maturity of the Securities or upon repurchase. As an owner of the Securities, you will not have the rights that investors in the Index Components have. Although the Index is a total return index which incorporates the value of dividends on the Index Components, you will not be entitled to receive dividend payments or other distributions, if any, made on the Index Components.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

Although the Securities are listed on NYSE Arca, there may not be an active trading market for your Securities. Even if there is a secondary market, it may not be liquid and may not continue for the term of the Securities. In addition, no assurances can be given as to the continuation of the listing during the term of the Securities. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange and we may elect to terminate any such listing at our discretion.

Trading by Credit Suisse and Other Transactions by Credit Suisse and/or its Affiliates in Instruments Linked to the Index or Index Components May Impair the Market Value of the Securities

As described below under "Use of Proceeds and Hedging" in this pricing supplement, we expect to enter into transactions to hedge our obligations under the Securities. Such transactions may involve purchases of the Index Components, futures or options on the Index Components, or other derivative instruments with returns linked to the performance of the Index Components or the Index and we may adjust our hedge positions by, among other things, purchasing or selling any of the foregoing. Although they are not intended to, any of these hedging activities may affect the market price of the Index Components and the level of the Index and, therefore, the market value of the Securities. It is possible that our hedging activities could produce substantial returns for us even though the market value of the Securities declines.

We may also issue other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we could adversely affect the market value of the Securities.

With respect to any of the activities described above, we have no obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Liquidity of the Market for the Securities May Vary Materially Over Time

As stated on the cover of this pricing supplement, a small portion of the Securities was sold on the inception date, and additional Securities may be offered and sold from time to time through our affiliate, CSSU, acting as our agent. Credit Suisse has no obligation to take your interests into account when deciding whether to issue additional Securities. Also, the number of Securities outstanding could be reduced at any time due to repurchases of the Securities by Credit Suisse as described in this pricing supplement. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to offer your Securities for repurchase by Credit Suisse prior to maturity, such repurchase is subject to the restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) to Credit Suisse at one time for repurchase on any repurchase date.

We or Our Affiliates May Have Economic Interests Adverse to Those of the Holders of the Securities.

Because our affiliate, Credit Suisse International, is initially acting as the calculation agent for the Securities, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, either at maturity or upon repurchase of the Securities.

You should also be aware that our affiliate, CSSU, is expected to act as our agent in connection with any Securities offered and sold after the inception date. Although CSSU will not receive any discounts or commissions in connection with such sales, CSSU is expected to charge normal commissions for the purchase of any such Securities.

In addition, Credit Suisse and other affiliates of ours expect to engage in trading activities related to the Index Components, futures or options on the Index Components or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index, for their accounts and for other accounts under their management. Credit Suisse and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked or related to the performance of the Index or the Index Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the Securities. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the Securities. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the Securities and the amount payable to you at maturity or upon repurchase, as applicable.

We or our affiliates may currently or from time to time engage in business with companies whose stocks are included in the Index, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, we or one or more of our affiliates may publish research reports or otherwise express views or provide recommendations about the companies whose stocks are included in the Index. Any such views or recommendations may be inconsistent with purchasing or holding the Securities. Any prospective purchaser of Securities should undertake such independent investigation of each company whose stock is included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the Securities.

With respect to any of the activities described above, neither Credit Suisse nor its affiliates have any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Business Activities of MLPF&S or Nuveen Investments May Create Conflicts of Interest

MLPF&S and its affiliates and Nuveen Investments and its affiliates expect to engage in trading activities related to the Index Components, futures or options on the Index Components or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders' interest in the Securities and the interests that MLPF&S and its affiliates and Nuveen Investments and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities. Moreover, MLPF&S, Nuveen Investments and their affiliates have published and in the future expect to publish research reports and trading advice with respect to the Index and to some or all of the Index Components. This research and trading advice is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research and trading advice should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by MLPF&S or its affiliates or by Nuveen Investments or its affiliates may affect the market price of the Index Components and the level of the Index and, therefore, the market value of the Securities. With respect to any of the activities described above, neither MLPF&S and its affiliates nor Nuveen Investments and its affiliates have any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Index Publisher or the Index Creator May, in Their Reasonable Discretion, Discontinue the Index and Public Disclosure of Information Relating to the Index May Change Over Time

The Index Publisher and the Index Creator, which is an affiliate of Credit Suisse, are not under any obligation to continue to compile and publish the Index and is not required to compile and publish any successor index if the Index is discontinued. If the Index Creator discontinues or suspends the compilation or publication of the Index, it may become difficult to determine the market value of the Securities or the amount payable at maturity or upon repurchase by Credit Suisse. In the event the Index Creator discontinues or suspends the calculation or publication of the Index, the Calculation Agent may designate a successor index selected in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity or upon repurchase by Credit Suisse will be determined by the Calculation Agent in its sole discretion. See "Specific Terms of the Securities—Market Disruption Event" and "—Discontinuance or Modification of the Index" in this pricing supplement. You, as an investor in the Securities, should make your own investigation into the Index and the Index Creator.

The Policies of the Index Creator and any Changes Thereto That Affect the Composition and Valuation of the Index Could Affect the Amount Payable on Your Securities and Their Market Value

The policies of the Index Creator concerning the calculation of the level of the Index, additions, deletions or substitutions of Index Components in the Index and the manner in which changes affecting the Index are reflected could affect the level of the Index and, therefore, the amount payable on your Securities at maturity or upon repurchase by Credit Suisse and the market value of your Securities prior to maturity. See "The Index," below for a discussion of these policies.

Additional Index Components may satisfy the eligibility criteria for inclusion in the Index, and the Index Components currently included in the Index may fail to satisfy such criteria. In addition, the Index Creator may modify the methodology for determining the composition and weighting of the Index, or for calculating the level of the Index. The Index Creator may also discontinue or suspend compilation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your Securities.

If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the Calculation Agent may be required to make a good faith estimate in its reasonable discretion of the level of the Index. The circumstances in which the Calculation Agent will be required to make such a determination are described more fully under "The Index—Discontinuation or Modification of the Index," "Specific Terms of Your Security—Market Disruption Event," and "—Role of Calculation Agent."

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Credit Suisse International, our affiliate, will serve as the Calculation Agent. The Calculation Agent will, among other things, determine the amount of the return paid out to you on the Securities at maturity or upon repurchase by Credit Suisse. For a more detailed description of the Calculation Agent's role, see "Specific Terms of the Securities—Role of Calculation Agent" in this pricing supplement.

If the Index Creator were to discontinue or suspend compilation or publication of the Index or cause Standard & Poor's to discontinue or suspend calculation of the Index and the Index Creator does not appoint another entity to calculate and publish the Index, it may become difficult to determine the level of the Index. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the Calculation Agent may be required to make a good faith estimate in its reasonable discretion of the level of the Index. The circumstances in which the Calculation Agent will be required to make such a determination are described more fully under "Specific Terms of the Securities—Role of Calculation Agent" in this pricing supplement.

The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the Calculation Agent's reasonable judgment as to whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Calculation Agent may affect the market value of the Securities, the Calculation Agent may have a conflict of interest if it needs to make any such decision.

You Will Have No Rights Against the Index Publisher, Index Creator or Any Issuer of Any Index Component

As an owner of the Securities, you will have no rights against the Index Publisher, the Index Creator or any issuer or any Index Component, even though the amount you receive at maturity or upon repurchase of your Securities by Credit Suisse will depend, in part, on the level of the Index, and such level is based on the prices of the Index Components. By investing in the Securities, you will not acquire any shares of any Index Component and you will not receive any dividends or other distributions, if any, with respect to any Index Component. Your Securities will be paid in cash, and you will have no right to receive delivery of any of the Index Components. The Index Publisher, the Index Creator and the issuers of the stocks comprising the Index are not in any way involved in this offering and have no obligations relating to the Securities or to the holders of the Securities.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Level of the Index, the Maturity Date or a Repurchase Date

The determination of the level of the Index on a valuation date, including the final valuation date, may be postponed if the Calculation Agent reasonably determines that a market disruption event has occurred or is continuing on such valuation date.

If postponement of a valuation date, other than the final valuation date, due to a market disruption event occurs, such postponement will continue until the next trading day on which there is no market disruption event, for up to four scheduled trading days. If a market disruption event causes the postponement of the valuation date for more than four scheduled trading days, the level of the Index for that valuation date will be determined (or, if not determinable, estimated) by the Calculation Agent in a manner that is commercially reasonable under the circumstances on the fourth scheduled trading day after the scheduled valuation date. If the valuation date is postponed due to a market disruption event, the repurchase date will also be postponed by an equal number of business days. See "Specific Terms of the Securities—Payment Upon Repurchase."

The index factor calculated on the final valuation date will equal the average of the closing levels of the Index for the five scheduled trading days immediately prior to and including the final valuation date divided by the initial index level. If there are fewer than five trading days during the scheduled trading days prior to the scheduled final valuation date, the Calculation Agent will postpone the final valuation date until there are five trading days on which there is no market disruption event occurring, but in no event will the final valuation date be postponed by more than five scheduled trading days. If the final valuation date is postponed due to a market disruption event, the maturity date will also be postponed by an equal number of business days up to five business days. See "Specific Terms of the Securities—Payment at Maturity."

The Index is Not Necessarily Representative of the Global Climate Change Related Industry

While the Index Components are stocks of companies considered by the Index Creator to be involved in several sectors in the global climate change- related industry, the Index Components and the Index itself may not necessarily follow the price movements of the entire global climate change-related industry generally, which is comprised of far more than the 50 securities represented by the Index, or of such sectors of such industry that the reference index attempts to represent. If the Index Components decline in value, the Index will decline in value even if stock prices in the global climate change-related industry and/or those sectors of such industry that the Index tracks generally increase in value. Furthermore, performance of the Index Components may not necessarily be driven by their businesses addressing global warming.

In addition, the Index may include stocks of companies that, while engaging in activities focusing on minimizing global warming, may not be companies traditionally believed to be global warming friendly and may even engage in activities that could be viewed as increasing global warming.

Investing in Global Warming-Focused Activities Is an Unproven Strategy

The Index attempts to track the performance of a selection of companies that have a focus on products or services related to minimizing global warming. However, only recently has significant attention been paid to global warming issues, and investing in activities that focus on reducing global warming is a new and unproven strategy. Further, scientific knowledge concerning global warming and the ways in which it can be minimized, if at all, is still in a relatively early stage, and there is no consensus on the most effective means, if any, of addressing this issue. Consequently, the efforts of the companies included in the Index to profit from various means of reducing global warming may prove unsuccessful or be rendered obsolete by further scientific or technical progress. This would likely cause the stock prices of those companies, and consequently the level of the Index and the value of your Securities, to decline.

The U.S. Federal Income Tax Consequences of the Securities Are Uncertain

No ruling is being requested from the IRS, with respect to the Securities. We cannot assure you that the IRS or any court will agree with the tax treatment described under "Certain U.S. Federal Income Tax Considerations" in this pricing supplement. In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of prepaid forward contracts and legislation was introduced in the United States Congress which, if enacted, would have required the current accrual of interest income on prepaid forward contracts.

THE INDEX

General

The Credit Suisse Global Warming Index, Exchange Series (USD) (the "Index") is an equally weighted index consisting of 50 exchange-listed companies that have a focus on products or services related to minimizing global warming, in accordance with the rules set out in "—Selection of the Index Components" and are chosen according to a rules-based methodology (the "HOLT™ scoring methodology") for scoring stocks. The Index will be reconstituted and rebalanced semi-annually on the 10th weekday of each May and November (each, a "Semi-Annual Rebalancing Effective Date"), using the procedures described below in "—Selection of the Index Components." The rules for constructing and rebalancing the Index and for calculating the Index level were developed by Credit Suisse Securities (Europe) Limited (the "Index Creator"). The daily closing level of the Index is calculated and published by Standard & Poor's (the "index calculation agent"), based on the rules developed by the Index Creator.

The Index is the exclusive property of and currently sponsored by the Index Creator, which has contracted with the index calculation agent to maintain and calculate the Index. The Index Creator retains the final discretion as to the manner in which the Index is calculated and constructed, and may supplement, amend, revise or withdraw the rules for maintaining and calculating the Index at any time and without prior notice.

The Securities are not in any way sponsored, endorsed or promoted by any of the Index Creator, HOLT or the index calculation agent. None of the Index Creator, HOLT or the index calculation agent has any obligation to take the needs of any person into consideration in composing, determining, rebalancing or calculating the Index (or causing the Index to be calculated). In addition, none of the Index Creator, HOLT or the index calculation agent makes any warranty or representation whatsoever, express or implied, as to the results to be obtained from the use of the Index and/or the value of the Index at any particular time on any particular day or otherwise, and none of the Index Creator, HOLT or the index calculation agent shall be liable, whether in negligence or otherwise, to any person for any errors or omissions in the Index or in the calculation of the Index or under any obligation to advise any person of any errors or omissions therein.

Selection of the Index Components

HOLT, Credit Suisse's corporate performance and valuation advisory service, maintains a proprietary database that currently contains over 20,000 companies in over 60 countries. From the HOLT database, to qualify as a global warming related company the company must meet the criteria of having i) a business segment which has a name which includes one of the valid business segment terms listed in Appendix 5 of the Index Rules, which are available at www.customindices.standardandpoors.com (each a "valid business segment") (reference to this "uniform resource locator" or "URL" is made as an inactive textual reference for informational purposes only; neither it nor other information found at this website is incorporated by reference into this pricing supplement), and ii) derive at least 5% of its revenue from the aggregate of its valid business segments. If a company has revenues from a business segment which has a name including the valid business sgement terms Natural Gas or Palm, the aggregate revenue threshold is increased to 15% of revenues. However, if a company has a business segment which has a name including the valid business sgement terms Natural Gas or Palm, but that company has aggregate revenues from other valid business segments which are above the 5% of revenues threshold, it would still qualify for inclusion. From this group of companies, the 100 companies with the highest liquidity out of the 120 companies with the highest market capitalization and whose stock is listed on a regulated stock exchange will be selected to form the universe of eligible companies (the "eligible universe").

Each company in the eligible universe is assigned to one of two themes: Demand Side (i.e., companies that provide for more efficient energy consumption) and Supply Side (i.e., companies that limit CO2 production, are involved in electricity generation from renewable sources or create bio-fuels or fuel-cells). On the Base Date (as defined below) and at each periodic review (as described below), the Index will include the 15 highest-scoring stocks from each of the two themes in order to ensure representation of the two themes in the Index. The 20 highest-scoring remaining stocks will then be added, to bring the total number of stocks in the Index to 50 (each an "Index Component").

On the Base Date and at each periodic review, the Index Components will be selected according to the following procedure:

1.
The companies in the eligible universe will be ranked according to their HOLT score (see "—The HOLT Scoring Methodology," below).

2.
Those stocks which have an average trading volume of less than $7.5 million per day over the prior six months or which have traded fewer than 500,000 shares each calendar month over the prior six-month period will be excluded. In addition, a minimum of 45 stocks must have traded more than 1,000,000 shares each calendar month over the prior six-month period. If this condition is not met, the lowest-ranking stocks which have traded fewer than 1,000,000 shares each calendar month over the prior six-month period will be replaced by the stocks from the highest-ranking companies out of the remaining companies in the eligible universe. This will be determined by or on behalf of the Index Creator in order to ensure that the performance of the Index is not negatively affected by price disruptions due to a lack of liquidity. In addition, those companies whose stock is not freely tradable (because the equity and/or foreign exchange markets in the relevant company's home jurisdiction are not free and well developed) may be excluded at the discretion of the Index Creator.

3.
The stocks of those companies with the highest HOLT scores in each of two themes are selected in order to satisfy the "minimum allocation of stocks" (subject to the conditions in numbered paragraph 2 above). If there is an insufficient number of stocks in the eligible universe allocated to a theme that satisfy the tradability conditions described in numbered paragraph 2 above, such theme will have fewer than the minimum allocation of stocks.

4.
The stocks of those companies with the highest HOLT scores out of the remaining companies in the eligible universe are selected to bring the total number of stocks included in the Index to 50.

5.
If two stocks are equally ranked, the stock with the higher market capitalization will be deemed to have the higher rank.

6.
When a company has several listings or different share classes outstanding, the Index Creator has discretion as to which stock and/or listing is considered, bearing in mind, among other factors, the liquidity of the stocks. Generally, the primary listing will be considered. In exceptional cases, ADRs or Global Depositary Receipts ("GDRs") can be included, especially if the ADRs or GDRs are more liquid than the underlying stocks. For purposes of this description, the term "stocks" shall be interpreted to include ADRs and GDRs.

The procedures for selecting the companies that form part of the eligible universe, together with numbered paragraphs 1 and 2 above, are carried out on the last weekday of each month to create a "selection list." The selection list indicates possible changes in the composition of the Index at the next periodic review and is used to select a replacement company, if necessary.

Periodic Review of the Index and Weighting of the Index Components

The periodic review of the Index Components occurs every last weekday of each April and October (each a "Semi-Annual Rebalancing Date"). Adjustments in Index Components resulting from the periodic review become effective every 10th weekday in May and November (each a "Semi-Annual Rebalancing Effective Date"). The 50 Index Components were initially equally weighted on November 14, 2002, the hypothetical creation date of the index (the "Base Date"), and will be equally weighted on each Semi-Annual Rebalancing Effective Date. On each Semi-Annual Rebalancing Effective Date, the weighting of each Index Component is reset to equal 1/50th of the level of the Index. The weighting of each Index Component is expressed in the number of shares included in the Index. The number of shares in the Index for each stock was calculated on the Base Date and will be recalculated on each Semi-Annual Rebalancing Effective Date according to a formula as set out in the Index Rules. The Index level was initially set to 100 as of the Base Date.

The eligible universe is wholly reviewed each April by HOLT. The first review took place in April 2008. During each such review, in accordance with the rules for constructing and rebalancing the Index, HOLT will have the right to add or delete valid business segment terms and remove individual companies that otherwise pass HOLT's rules-based methodology.

Below is a list of the 50 exchange-listed companies that comprise the Index as of the date of this pricing supplement:

1.
ABB Limited
2.
African Rainbow Minerals Limited
3.
AGCO Corporation
4.
Alstom SA
5.
Andritz AG
6.
Anglo American plc
7.
Apache Corporation
8.
BASF SE
9.
Bunge Limited
10.
CenterPoint Energy, Inc.
11.
CF Industries Holdings, Inc.
12.
Chicago Bridge & Iron Co. N.V.
13.
Chiyoda Corporation
14.
Commercial Metals Company
15.
Deere & Company
16.
Dowa Holdings Co., Ltd.
17.
Emerson Electric Co.
18.
Energen Corporation
19.
Eni S.p.A.
20.
Entergy Corporation
21.
First Solar, Inc.
22.
FMC Corporation
23.
Gamesa Corporacion Technologica SA
24.
Genting Berhad
25.
Incitec Pivot Ltd.
26.
Johnson Controls, Inc.
27.
Korea Gas Corporation
28.
Kuala Lumpur Kepong Berhad
29.
Lonmin plc
30.
MAN AG
31.
MEMC Electronic Materials, Inc.
32.
Methanex Corporation
33.
Monsanto Co.
34.
Nissan Chemical Industries, Ltd.
35.
Renewable Energy Corp. ASA
36.
Roper Industries, Inc.
37.
Compagnie de Saint Gobain SA
38.
SEACOR Holdings Inc.
39.
SGL Carbon AG
40.
The Shaw Group Inc.
41.
Sims Metal Management Limited
42.
SPX Corporation
43.
Südzucker AG
44.
Sulzer AG
45.
Suntech Power Holdings Co., Ltd.
46.
Syngenta AG
47.
Valeo SA
48.
Vestas Wind Systems A/S
49.
Wacker Chemie AG
50.
Waste Management, Inc.

The list of Index Components will be available at http://www.credit-suisse.com/holtmethodology/indices no later than the 65th day following each Semi-Annual Rebalancing Effective Date. Reference to the "uniform resource locator" or "URL" in the preceding sentence is made as an inactive textual reference for informational purposes only; neither it nor other information found at this website is incorporated by reference into this pricing supplement.

Operational Adjustments to the Index Components

In addition to the semi-annual reviews, the Index is continually reviewed for changes, or operational adjustments, to the Index composition necessitated by extraordinary corporate actions, including mergers, takeovers, spin-offs, delistings and bankruptcy filings, involving component companies. Component changes may occur between semi-annual review periods if a specific corporate event makes an existing component ineligible. The following events may require a component's replacement:

Event	Action
Merger or acquisition	If a merger or acquisition results in one component absorbing another, the resulting company will remain a component and the absorbed company will be replaced. If a non-component company absorbs a component company, the original component will be removed and replaced.
Spin-off	If a component company splits or spins off a portion of its business to form one or more new companies, the resulting company with the highest market value will remain a component.
Bankruptcy

A component company will be removed and replaced immediately after bankruptcy filing. Exceptions are made on a case-by-case basis. For example, a security might not be removed immediately when a bankruptcy filing is not a result of operating or financial difficulties.

Delisting	A component company will be removed and replaced immediately after being delisted from its primary market.

If an existing Index Component becomes ineligible, it will be replaced by the highest ranked non-component on the most recent selection list.

In the event that a corporate action takes place in respect of a component stock during the period between a Semi-Annual Rebalancing Date and the corresponding Semi-Annual Rebalancing Effective Date which results in any component stock becoming ineligible, the ineligible component stock will be replaced in accordance with the procedures in numbered paragraphs 1 through 6 under "—Selection of the Index Components" so that the Index will contain 50 stocks on the Semi-Annual Rebalancing Effective Date.

If any changes to the selection and/or weighting of the stocks in the Index are required, such operational adjustments may not change the Index level. Generally speaking, changes are effective immediately, i.e., on the same day on which the corporate action becomes effective (the ex-date). The index calculation agent will, where possible, give the Index Creator at least two business days' notice of any interim component change.

An operational adjustment to the Index composition due to corporate action or a component eligibility change might require adjustments to the Index divisor or to the allocated number of shares, as follows:

Component change	Adjustment
Component Replacement	The stock entering the Index goes in at the weight of the stock coming out to determine the number of shares of the added stock. (In between rebalancing days the weight is usually not equal to 1/50th.) (No divisor change)
Spin-off	Subtract the following from the price of the parent company:
(Spinoff stock price) Share exchange ratio
Adjust the number of shares such that the component's weighting is not changed as a result of the spin-off. (No divisor change)
If a company being spun off is only trading on a "when-issued" basis, the "when-issued" price will be used to adjust the parent company's closing price.
Special Cash Dividend
Price of stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before ex-date. A divisor adjustment is made so that the Index level after the price adjustment is equal to the Index level before the price adjustment.
Stock Split	In the event of a stock split the number of shares in the stock concerned will be multiplied by the factor used for the split at that time. (No divisor change)
Stock Dividend	Stock dividends are treated in the same way as stock splits.
Rights Offering	Subtract the following from the price of the parent company:
(Price of) Rights ratio
Adjust the number of shares such that the component's weighting is not changed as a result of the rights offering. (No divisor change)

Divisor changes are usually made on the date on which the corporate action becomes effective, based on the closing prices on the business day immediately preceding that date.

Calculation of the Index Level

The level of the Index is calculated on a real-time and end-of-day basis by the index calculation agent. The closing level of the Index is based on the official closing prices of the Index Components from the primary exchanges converted into U.S. dollars using the WM closing spot exchange rates as reported by Reuters. For calculation purposes, the Index closes at 5:00 p.m., New York City time.

As long as at least one Index Component is traded on a weekday (Monday to Friday), an Index level is calculated for that day. On days where an Index Component does not trade, but the level of the Index is calculated for that day, the value of the Index Components which does not trade on such day will be the last available closing price. The closing level of the Index is published by the index calculation agent by 6:30 p.m., New York City time, on any day on which an Index level is calculated. The index calculation agent may delay the publication of the Index levels, or suspend or discontinue the publication of the Index levels, if it believes that there exist circumstances preventing the correct calculation of the Index.

The HOLT Scoring Methodology

The HOLT scoring methodology attempts to identify stocks that meet certain corporate performance, momentum, and valuation characteristics, measured objectively by converting a company's accounting data into cash flows, as measured by the CFROI®1 metric. This is done to more closely reflect what HOLT believes to be a company's true economic performance and enables comparisons among companies across sectors, regions and over time.

1
CFROI is a registered mark of Credit Suisse.

The HOLT scoring methodology is consistently applied to all stocks in the eligible universe of global warming related stocks. To be among the 50 stocks included in the Index, a stock should meet some or all of the following criteria, as determined by the HOLT scoring methodology: It must (1) be undervalued, (2) have good stock market momentum and (3) display strong corporate performance. Under the HOLT scoring methodology, companies are scored in three general categories: Operational, Momentum and Valuation. Scores in each category are determined on the basis of a neutral application of several objective metrics that are intended to permit comparisons of companies' relative performance on measures relevant to that category. The HOLT scoring methodology is not intended to predict the future market or financial performance of any company (either in absolute terms or relative to the other companies) nor is the ranking of each company intended to serve as a qualitative ordering of each company in relation to other companies in the eligible universe.

The Operational category is intended to identify companies with certain corporate performance characteristics, such as profitability and management skill. The Valuation category is intended to identify stocks with growth potential as determined according to several metrics, including the HOLT discounted cash flow model. The Momentum category is intended to identify companies that are gaining from positive market sentiment. The HOLT scoring methodology assigns each company a score from 1 to 5 (with 5 being the best) for each variable within a category based on the company's rank relative to all companies in the eligible universe. The HOLT scoring methodology computes a weighted average of the scores for each variable within each category to arrive at a category score. The HOLT scoring methodology then computes an average overall score using the category scores. Each category is weighted approximately equally.

To determine the scores for each category, HOLT relies on data from the financial statements of each company to compute several variables reflective of that category. The variables in the Operational category currently include a CFROI measurement, a Managing for Value measurement and a Change in Value Creation measurement. As discussed below in "—The CFROI Valuation Methodology," CFROI is intended to measure profitability by looking at the ratio of gross cash flow to gross investments, while accounting for a company's mix of depreciating and non-depreciating assets. Managing for Value is intended to measure management skill by comparing profitability (as measured by CFROI) to asset growth over the most recent three-year period. Change in Value Creation is intended to measure the change in economic profit, as indicated by a company's CFROI and mix of assets, over the most recent two-year period.

The variables in the Momentum category currently include a CFROI Key Momentum measurement, a Price Momentum measurement and a Daily Liquidity Average measurement. CFROI Key Momentum measures the change in CFROI over a thirteen-week period resulting from revisions in the consensus analysts' estimates of a company's earnings. Price Momentum measures the increase in market value of the company's stock over a two-year period. Daily Liquidity Average measures the cash value of the average trading volume of a company's stock, adjusted for market capitalization.

The variables in the Valuation category currently include a Percent to Best measurement, an Economic Price to Earnings measurement, a Dividend Yield measurement and a Value to Cost measurement. Percent to Best measures the difference between the company's trading price and its warranted price, as measured by the Credit Suisse HOLT CFROI Valuation Model. Economic Price to Earnings measures the ratio of the total market value of a company's debt and equity securities to its earnings, determined using CFROI metrics. Dividend Yield measures a company's dividend yield based on analysts' estimates. Value to Cost measures the ratio of the total market value of a company's debt and equity securities to its net assets.

The CFROI Valuation Methodology(†)

(†)
Significant amounts of material in this section were taken from Madden, Bart (1999), CFROI Valuation: A Total System Approach to Valuing the Firm. Linacre House, Jordan Hill, Oxford: Butterworth-Heinemann.

The HOLT scoring methodology relies heavily on the Credit Suisse HOLT CFROI Valuation Methodology (the "CFROI Valuation Methodology"). The CFROI Valuation Methodology is HOLT's proprietary valuation framework, which represents a type of discounted cash flow model used to value companies. The CFROI metric result is intended to approximate the economic return produced by a company's projects and contains four major components: inflation adjusted gross cash flow, inflation-adjusted gross investment, asset life and non-depreciating assets. The CFROI metric result is calculated in two steps: First, HOLT measures the inflation-adjusted gross cash flows available to all capital owners in a company and compares that to the inflation-adjusted gross investment made by the capital owners. HOLT then translates this ratio of gross cash flow to gross investment into an internal rate of return by recognizing the finite economic life of depreciating assets and the residual value of non-depreciating assets.

Inflation adjusted Gross Cash Flow

Inflation adjusted gross cash flow is derived from net income (before extraordinary items), which is adjusted in the HOLT scoring methodology as follows: depreciation and amortization are added back to net income because they represent non-cash expenditures. Interest expense and minority interest expense are added back to net income because the CFROI metric measures the return available to all providers of capital, not just equity holders. Research and development and rental expenses are added back to net income because the HOLT framework considers these items capital investments, similar to capital expenditures. Equity method investment income is subtracted from net income. Other adjustments to net income include a net pension cash flow adjustment, a last-in-first-out (LIFO) charge to first-in-first-out (FIFO) method inventories, monetary holding gains/losses, and an equity method investment income adjustment.

Inflation-Adjusted Gross Investment

Inflation-adjusted gross investment begins with the assets recorded on a company's balance sheet. A number of adjustments are made in order to capture the total amount of gross operating investment employed in the generation of future cash flow. First, accumulated depreciation is added back to book assets because depreciation could understate the economic value of the underlying assets. An inflation adjustment is added to gross plant assets to ensure that inflation-adjusted gross investment and gross cash flow are measured in dollars having the same purchasing power. Operating leases are added to gross operating investment because HOLT views the decision to lease or own property as a financing decision rather than an operating decision. Capitalizing leases ensures that the value of all property plant and equipment is included in inflation-adjusted gross investment, regardless of the method of financing. Research and development expense is capitalized and included in inflation-adjusted gross investment because the value derived from these expenditures extends beyond the year in which the expenditure is made. A LIFO inventory reserve is added to LIFO method inventories to ensure that the dollar value of inventory included in inflation-adjusted gross investment is stated in the same units of purchasing power as gross cash flow. Several items, including equity method investments, pension assets, goodwill, and non-debt monetary liabilities and deferred taxes, are removed from the company's gross assets because they are non-operating items.

Non-Depreciating Assets

The generation of cash flows causes some assets, such as plant and equipment, to depreciate in value. The value of other assets, such as cash,

land, or accounts receivable, is not impacted by their use in the cash flow generation process. Assets that are included in inflation-adjusted gross investment but do not depreciate because they are used to generate future cash flows are categorized as non-depreciating assets. These assets include net monetary assets, inflation adjusted land and improvements, non-equity method investments, inventory (including LIFO inventory reserve), and other long-term assets less pension assets.

Asset Life

A company's asset life is the average economic life (in years) of the depreciating assets of the company. In general, gross plant life and capitalized operating lease life are computed by dividing the reported gross plant by the reported depreciation expense. Research and development life is assigned systematically to all firms based on the industry (as defined by the MSCI Global Industry Classification Standard (GICS)) in which the company operates. Some companies report depreciation expense on methods other than straight-line depreciation. In countries where this is the general accounting practice, gross plant life is computed as a weighted average life based on the break-out of the plant account available in the financial statements. Each plant account type is assigned a life based on the economics of the GICS industry within which the company operates.

Any changes to the CFROI Valuation Methodology are made on all companies within a given industry or region after being approved by a committee made up of senior HOLT staff and internal accounting experts. More information regarding HOLT and the CFROI Valuation Methodology can be found at www.csfb.com/institutional/csfb_holt. (Reference to this URL is made as an inactive textual reference for informational purposes only. Neither it nor other information found at this website is incorporated by reference into this pricing supplement.)

Historical Data

The table and graph below set forth the hypothetical month-end closing levels of the Index for each month from January 2003 through January 2008 and the actual month-end closing levels for each month from February 2008 through February 2009. The Calculation Agent has retrospectively calculated each hypothetical month-end closing value prior to February 25, 2008 as if the Index had been created on November 14, 2002 with an initial value of 100, using the methodology described above under "—Calculation of the Index Level" with a static universe of global warming companies. S&P actually began calculating and publishing the daily level of the Index under the symbol "CSGWMXTR" on February 25, 2008, with an initial value of 426.00 as of February 25, 2008. You should be aware that it is not possible to track the performance of the Index at any time prior to February 25, 2008. The hypothetical historical closing levels set forth below have not been reviewed or verified by S&P. You should not take the historical levels of the Index as an indication of future performance of the Index or of the Securities. Any historical upward or downward trend in the level of the Index during any period set forth in the table and graph below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Securities. The closing level of the Index on March 26, 2009 was 213.92.

	2003	2004	2005	2006	2007	2008	2009
January	103.14	164.69	218.66	287.52	347.61	406.13	198.18
February	100.92	169.20	233.29	283.21	353.61	422.75	179.95
March	100.93	172.27	228.44	296.90	368.16	412.91
April	111.14	166.76	213.54	310.80	382.94	438.04
May	119.88	168.93	220.16	296.15	395.43	458.81
June	122.62	177.46	227.54	294.55	400.33	430.85
July	126.04	175.24	240.22	294.08	402.91	396.66
August	132.37	178.66	243.35	299.10	398.91	381.84
September	135.96	190.25	254.94	299.01	428.28	289.22
October	146.84	194.96	243.45	314.76	464.34	204.69
November	151.80	213.20	252.97	334.78	442.48	198.78
December	163.42	218.21	263.22	341.85	438.40	214.89

Source: Bloomberg

We have also provided below a comparison of the performance of the Index and the S&P 500 Total Return Index (the "S&P 500") (Bloomberg symbol "SPTR") using hypothetical month-end closing levels of the Index for each month from January 2003 through January 2008 and the actual month-end closing levels of the Index for each month from February 2008 through February 2009. We believe that this comparison is useful to inform you how the Index has performed as compared to the S&P 500. Each of the Index and the S&P 500 has been rebased to 100 as of January 31, 2003. The historical levels of the Index and the S&P 500 do not give an indication of future performance of the Index or that the relationship between the past performance of the Index relative to the S&P 500 will continue in the future. There can be no assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

Source: Bloomberg

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, the volatility of the Index, the market price of the Index Components, prevailing rates of interest, the volatility of securities markets, economic, financial, political, regulatory or judicial events that affect the level of the Index, the general interest rate environment, as well as the perceived creditworthiness of Credit Suisse. See "Risk Factors" in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Indicative Value

An intraday "indicative value" meant to approximate the intrinsic economic value of the Securities will be published under the Bloomberg symbol GWOIV. The actual trading price of the Securities may vary significantly from their indicative value. In addition, the Calculation Agent expects to calculate and publish the closing indicative value of your Securities on each trading day. In connection with your Securities, we use the term "indicative value" to refer to the value at a given time determined based on the following equation:

Indicative Value = Stated Principal Amount per Security X (Current Index Level / Initial Index Level) X Current Fee Factor

where:

Stated Principal Amount per Security = $10;

Current Index Level = The most recent published closing level of the Index available;

Initial Index Level = The closing level of the Index on the inception date; and

Current Fee Factor = The most recent daily calculation of the fee factor with respect to your Securities, determined as described above (which, during any trading day, will be the fee factor determined on the preceding calendar day).

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. The actual trading price of the Securities may vary significantly from their indicative value.

As discussed in "Specific Terms of the Securities—Payment Upon Repurchase," you may, subject to certain restrictions, choose to offer your Securities for repurchase by Credit Suisse on any business day during the term of the Securities on or prior to March 17, 2023. If you elect to offer your Securities to Credit Suisse for repurchase, you must offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) at one time for repurchase by Credit Suisse on any repurchase date. In addition, we have the right to repurchase the Securities in whole but not in part on or after April 7, 2011, if, on or after April 7, 2011, the principal amount of Securities is $5,000,000 (500,000 Securities) or less. If your Securities are repurchased (either at your election or ours), on the corresponding repurchase date, you will receive a cash payment on such date in an amount equal to the daily repurchase value, which is the principal amount of your Securities times the index factor on the relevant valuation date times the fee factor on the relevant valuation date. The last date on which Credit Suisse will repurchase your Securities will be March 23, 2023. As such, you must offer your Securities for repurchase no later than March 17, 2023. The daily repurchase value is intended to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to "holders" mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust

Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled "Description of Notes—Book-Entry, Delivery and Form" in the accompanying prospectus supplement.

The accompanying prospectus and prospectus supplement contain a detailed summary of additional provisions of the Securities and of the senior indenture, dated as of March 29, 2007, as amended, between Credit Suisse and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, under which the Securities will be issued (the "indenture"). You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the indenture.

Please note that the information about the price to the public and the proceeds to Credit Suisse on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Coupon

We will not make any coupon payment during the term of the Securities.

Denomination

We will offer the Securities in denominations of $10 stated principal amount.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment at maturity that is linked to the percentage change in the level of the Index from the inception date to the level calculated on the final valuation date. Your cash payment at maturity will be equal to the principal amount of Securities you then hold times the index factor calculated on the final valuation date times the fee factor on the final valuation date.

The index factor calculated on the final valuation date will equal the average of the closing levels of the Index for the five trading days immediately prior to and including the final valuation date (the "calculation period") divided by the initial index level. The initial index level is the closing level of the Index on the inception date.

If a market disruption event occurs and is occurring during the calculation period, then the Calculation Agent will postpone the final valuation date until there are five trading days on which there is no market disruption event occurring, but in no event will the final valuation date be postponed by more than five scheduled trading days. If there are fewer than five trading days during the calculation period and the five scheduled trading days after the calculation period (the "extended valuation period"), the index factor will be calculated by reference to the average of the closing levels of the Index on those trading days. If there is one trading day during the calculation period and extended valuation period, the index factor will be calculated by reference to the closing level of the Index on that trading day. If there are no trading days during the calculation period and extended valuation period, then the index factor will be calculated by reference to the closing level of the Index determined (or, if not determinable, estimated by the Calculation Agent in a manner that is commercially reasonable under the circumstances) on the final scheduled trading day in the extended valuation period. If the final valuation date is postponed due to a market disruption event as described above, the maturity date will also be postponed by an equal number of business days up to five business days.

The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the final valuation date divided by 365. The annual investor fee is equal to 0.75%.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. In the event that payment at maturity is deferred beyond the stated maturity date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Payment Upon Repurchase

Prior to maturity, you may, subject to certain restrictions, choose to offer your Securities for repurchase by Credit Suisse on any business day during the term of the Securities on or prior to March 17, 2023. If you choose to offer your Securities for repurchase, you must offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) to Credit Suisse for repurchase on any repurchase date. If you offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) to Credit Suisse for repurchase and fulfill the repurchase procedures described below for a repurchase date, Credit Suisse will be obligated to repurchase your Securities. In addition, we have the right to repurchase the Securities in whole but not in part on or after April 7, 2011, if, on or after April 7, 2011, the principal amount of Securities outstanding is $5,000,000 (500,000 Securities) or less. If your Securities are repurchased (either at your election or ours), on the corresponding repurchase date, you will receive a cash payment in an amount equal to the daily repurchase value, which is the principal amount of the Securities you offered for repurchase times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

The index factor on the applicable valuation date is the closing level of the Index on that day divided by the initial index level. The initial index level is the closing level of the Index on the inception date.

The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

A valuation date is each trading day from April 9, 2008 to April 3, 2023 (which is referred to as the final valuation date) inclusive, unless the Calculation Agent reasonably determines that a market disruption event occurs or is continuing on that day. A valuation date may be postponed due to a market disruption event up to four scheduled trading days. If postponement of a valuation date due to a market disruption event occurs, such postponement will continue until the next trading day on which no market disruption event occurs or is continuing, for up to four scheduled trading days after the scheduled valuation date. If a market disruption event is continuing after four scheduled trading days, the level of the Index for such repurchase date will be determined (or, if not determinable, estimated) by the Calculation Agent in a manner that is commercially reasonable under the circumstances on the fourth scheduled trading day after the scheduled valuation date, which shall be such valuation date, as postponed. If the valuation date is postponed due to a market disruption event, the corresponding repurchase date will also be postponed by an equal number of business days.

A repurchase date is the third business day following a valuation date. Unless the scheduled repurchase date is postponed due to a market disruption event as described above, the final day on which Credit Suisse will repurchase your Securities will be March 23, 2023. As such, you must offer your Securities for repurchase no later than March 17, 2023.

In the event that payment upon repurchase by Credit Suisse is deferred beyond the original repurchase date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Repurchase Procedures

The valuation date applicable to any repurchase, whether at your option or the option of Credit Suisse, shall be the business day immediately following the business day on which either you deliver the repurchase offer to Credit Suisse or on which we deliver a call notice to DTC.

The repurchase date will be the third business day following the applicable valuation date.

Repurchase at Your Option

You may, subject to the minimum repurchase amount described above, elect to offer your Securities to Credit Suisse for repurchase on any business day during the term of the Securities on or prior to March 17, 2023. If you wish to offer your Securities to Credit Suisse for repurchase, you and your broker must follow the following procedures:

•
your broker must deliver a completed irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to Credit Suisse by 5:00 p.m.,

  New York City time, on the business day immediately preceding the valuation date prior to the applicable repurchase date. One portion of the Offer for Repurchase must be completed by you as beneficial owner of the Securities and the other portion must be completed by your broker. You must offer $2,500,000 principal amount or more of your Securities (250,000 Securities) for repurchase by Credit Suisse on any repurchase date. Credit Suisse must acknowledge receipt from your broker in order for your offer to be effective;

•
your broker must book a delivery vs. payment trade with respect to your Securities on the applicable valuation date at a price equal to the applicable daily repurchase value, facing Credit Suisse; and

•
your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date (the third business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the Securities in respect of such deadlines. If Credit Suisse does not receive your offer for repurchase from your broker or DTC participant by 5:00 p.m., New York City time, on the business day immediately preceding the applicable valuation date, your offer will not be effective and we will not accept your offer to us to repurchase your Securities on the applicable repurchase date. Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable.

Repurchase at Our Option

To call the Securities for repurchase, we will deliver an irrevocable call notice to DTC (the holder of the global note). We will have the option to deliver such notice at any time on or after April 7, 2011, if on or after such date the principal amount of Securities outstanding is $5,000,000 (500,000 Securities) or less. Any Securities previously repurchased by us at your option will be cancelled on the relevant repurchase date. Consequently, as of such repurchase date, the repurchased Securities will no longer be considered outstanding Securities for purposes of determining whether we have the ability to exercise our repurchase right.

Market Disruption Event

As set forth under "—Payment at Maturity" and "—Payment Upon Repurchase" above, the Calculation Agent will determine the level of the Index on each valuation date, including the final valuation date. As described above, a valuation date may be postponed and thus the determination of the level of the Index may be postponed if the Calculation Agent reasonably determines that, on a valuation date, a market disruption event has occurred or is continuing.

Any of the following will be a market disruption event as determined by the Calculation Agent:

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any suspension of, absence or material limitation on trading on the primary exchange on which the Index Components trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the number of stocks that then comprise the Index or any successor index;

•
any event that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for 20% or more of the number of stocks that then comprise the Index or any successor index;

•
a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the number of stocks that then comprise the Index or any successor index during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

•
if in the future, such markets become relevant to the calculation or hedging of the Index, any suspension of or material limitation on trading on the primary exchanges that trade options contracts or futures contracts related to the Index Components as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Index, or any successor index; or

•
any other event if the Calculation Agent determines that such event materially interferes with our ability to enter into a hedge or unwind all or a material portion of a hedge with respect to the Securities that we have effected or may effect as described below under "Use of Proceeds and Hedging" in this pricing supplement.

For the purpose of determining whether a market disruption event has occurred:

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a limitation on the hours in a trading day and/or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange;

•
a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any successor index, will not constitute a market disruption event;

•
a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Index;

•
a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

For the purpose of the first bullet of this section above,

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a limitation on the hours in a trading day and/or numbers of days of trading on the trading facilities on which the Index Components are traded, but only if the limitation results from an announced change in the regular business hours of the facility; or

•
a decision by the trading facility to permanently discontinue trading in the Index Components.

A suspension of or material limitation on trading on the relevant trading facility will not include any time when that facility is closed for trading under ordinary circumstances, and any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered "material."

Default Amount on Acceleration

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes (in accordance with the acceleration provisions set forth in the accompanying prospectus) after a default or waiving some of our obligations under the indenture.

In case an event of default (as defined in the accompanying prospectus) with respect to any Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the Calculation Agent and will equal, for each Security you then hold, the daily repurchase value determined by the Calculation Agent on the next valuation date.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the Securities, create and issue additional securities having the same terms and conditions as the Securities offered by this pricing supplement, and ranking on an equal basis with the Securities in all respects. It is expected that our affiliate, CSSU, will act as our agent in connection with any such issuances. If there is substantial demand for the Securities, we may issue additional Securities frequently. Such additional Securities will be consolidated and form a single series with the Securities. Credit Suisse has no obligation to take your interests into account when deciding whether to issue additional Securities.

Discontinuation or Modification of the Index

If the Index Publisher or the Index Creator reasonably determines that it is necessary to discontinue publication of the Index and the Index Publisher or the Index Creator or any other person or entity calculates and publishes an index that the Calculation Agent, after consultation with Credit Suisse, reasonably determines is comparable to the Index and approves as a successor index, then the Calculation Agent will determine the level of the Index on the applicable valuation date and the amount payable at maturity or upon repurchase by Credit Suisse by reference to such successor index for the period following the discontinuation of the Index.

If the Calculation Agent reasonably determines that the publication of the Index is discontinued and that there is no successor index, the Calculation Agent, after consultation with Credit Suisse, will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent reasonably determines that the Index, the Index Components or the method of calculating the Index has been changed at any time in any significant respect, whether the change is made by the Index Publisher or the Index Creator under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Components, or is due to any other reason—then the Calculation Agent, after consultation with Credit Suisse, will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it reasonably believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date or upon repurchase by Credit Suisse replicates as fully as possible the economic character of the Index.

All determinations and adjustments to be made by the Calculation Agent with respect to the level of the Index and the amount payable at maturity or upon repurchase by Credit Suisse or otherwise relating to the level of the Index may be made in the Calculation Agent's reasonable discretion. The Calculation Agent shall make all determinations and adjustments such that, to the greatest extent possible, the fundamental economic terms of the Index are equivalent to those immediately prior to the event requiring or permitting such determinations or adjustments. See "Risk Factors" in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Credit Suisse International, an affiliate of ours, will serve as the Calculation Agent. The Calculation Agent will, in its reasonable discretion, make all determinations regarding the value of the Securities, including at maturity or upon repurchase by Credit Suisse, market disruption events (see "—Market Disruption Events"), business days, trading days, the fee factor, the index factor, the default amount, the initial index level, the final index level, the closing level of the Index on any valuation date, the maturity date, repurchase dates, the amount payable in respect of your Securities at maturity or upon repurchase by Credit Suisse and any other calculations or determinations to be made by the Calculation Agent as specified herein. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you, the trustee and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company ("DTC") participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC's settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We intend to use the net proceeds from this offering for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the Securities.

One or more of our affiliates before and following the issuance of the Securities may acquire or dispose of the Index Components, or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, the Index or the Index Components to hedge our obligations under the Securities. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the levels of the Index. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the level of the Index, there can be no assurance that the level of the Index will not be affected.

From time to time after issuance and prior to the maturity of any Securities, depending on market conditions (including the level of the Index), in connection with hedging certain of the risks associated with the Securities, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Index, or the Index Components. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a hedge position in the Index or Index Components, we or one or more of our affiliates may liquidate a portion of those holdings on or before the final valuation date. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates' hedging activities will not be limited to any particular securities exchange or market.

The hedging activity discussed above may adversely affect the level of the Index and, as a consequence, the market value of the Securities and the amount payable at maturity or upon repurchase by Credit Suisse. See "Risk Factors" in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of Securities that may be relevant to holders of Securities that acquire their Securities from us as part of the original issuance of the Securities. This discussion applies only to holders that hold their Securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

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a financial institution,

•
a mutual fund,

•
a tax-exempt organization,

•
a grantor trust,

•
certain U.S. expatriates,

•
an insurance company,

•
a dealer or trader in Securities or foreign currencies,

•
a person (including traders in Securities) using a mark-to-market method of accounting,

•
a person who holds Securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•
an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the IRS has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of Securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the Securities, including the application of U.S. federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your Securities. Thus, we intend to treat the Securities, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Index that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the Securities, you, agree to treat your Securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the Securities as a prepaid forward contract, the balance of this discussion assumes that the Securities will be so treated.

You should be aware that the characterization of the Securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might assert that the Securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your Securities. If the Securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the Securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities, or the "comparable yield". The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the Securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognized upon the sale, redemption, or maturity of your Securities would be ordinary income and any loss, to the extent of interest you included in income in the current or previous taxable years in respect of your

Securities, would be ordinary loss, and thereafter would be capital loss.

It is also possible that the IRS would seek to characterize your Securities as options, and thus as Code section 1256 contracts. In such case, the Securities would be marked to market at the end of each taxable year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Securities for U.S. federal income tax or other tax purposes.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of Securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds Securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding Securities, you should consult your tax adviser regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the Securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the Securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder's tax basis in the Security at that time. For Securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year at maturity. For Securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the Security (generally its cost). Such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year at the time of disposition. The deductibility of capital losses is subject to certain limitations.

However, even if the agreed-upon tax characterization of the Securities (as described above) were upheld, it is possible that the IRS could assert that each reconstitution or rebalancing (collectively, "Rebalancing") of the Index is considered a taxable event to you. If the IRS were to prevail in treating each Rebalancing of the Index as a taxable event, you would recognize capital gain and, possibly, loss on the Securities on the date of each Rebalancing to the extent of the difference between the fair market value of the Securities and your adjusted basis in the Securities at that time. Such gain or loss generally would be short-term capital gain or loss.

Non-U.S. Holders Generally

In the case of a holder of the Securities that is not a U.S. Holder and has no connection with the United States other than holding its Securities (a "Non-U.S. Holder"), payments made with respect to the Securities will not be subject to U.S. withholding tax, provided that such Non-U.S.

Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the Securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the Securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The Securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the Securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the Securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the Securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the Securities to recognize income in respect of the Securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity, upon redemption or upon sale) in respect of the Securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the Securities could be subject to U.S. withholding tax in respect of the Securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your Securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Derivative Contracts

On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") that was referred to the House Ways and Means Committee of the previous Congress and would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill. No further action was taken on the Bill and it has not been reintroduced in the current Congress. The Bill, if reintroduced with the same language, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to the contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

While the Bill, if reintroduced with the same language and enacted, would not apply to the Securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis).

You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your Securities.

Backup Withholding and Information Reporting

A holder of the Securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and Nuveen Investments, acting as our agents, sold $4,000,000 in principal amount of the Securities on the inception date directly to investors and to dealers acting as principals at 100% of their stated principal amount. After the inception date, additional Securities may be offered and sold from time to time, at prevailing prices at the time of sale. It is expected that such additional Securities will be offered through our affiliate, CSSU, acting as our agent, to investors and to dealers acting as principals for resale to investors. We will receive proceeds equal to 100% of the offering price of Securities sold after the inception date. We will deliver Securities against payment therefor on a date that is greater than three business days following the date of sale of any Securities. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in Securities that are to be issued more than three business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

MLPF&S and each dealer in the initial distribution charged, and CSSU and any other agent and dealer in any subsequent distribution are expected to charge, normal commissions for the purchase of the Securities.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (for the purposes of this section, such term includes this pricing supplement and the accompanying prospectus supplement and prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from us or our affiliates or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. If these activities are commenced, they may be discontinued at any time. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

We have retained MLPF&S and Nuveen Investments, each a FINRA member, to provide certain services relating to the distribution of the Securities. MLPF&S and its affiliates and Nuveen Investments will be paid a fee for their services, from the investor fee, equal to 0.375% per annum. We have also retained our affiliate, CSSU, also a FINRA member, to provide certain services relating to any distribution of the Securities after the inception date. Although CSSU will not receive any discounts or commissions in connection with such sales, CSSU is expected to charge normal commissions for the purchase of any such Securities. Any distribution of the Securities in which CSSU participates will conform to the requirements of NASD Rule 2720. We have also entered into a license agreement with MLPF&S pursuant to which MLPF&S has licensed to us the use of certain of its intellectual property in connection with the Securities. In connection with this license agreement, MLPF&S will be paid a licensing fee, from the investor fee, equal to 0.15% per annum. The amount of the fees that represent underwriting compensation will not exceed a total of 8% of the proceeds to us from the Securities.

From time to time, MLPF&S and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees.

EMPLOYEE RETIREMENT INCOME
SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan (a "plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the "Code").

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also "plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) ("non-ERISA arrangements") are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

The acquisition of the Securities by a plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those Securities are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are:

•
PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

•
PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•
PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•
PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•
PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code may also provide such exemptive relief, if required. Such Sections provide an exemption for certain arm's-length transactions with a person that is a party in interest solely by reason of providing services to plans or being an affiliate of such a service provider (the "Service Provider Exemption").

Any purchaser or holder of Securities or any interest therein (and any fiduciary causing such purchaser or holder to acquire or hold such Securities) will be deemed to have represented by the purchase and holding of the Securities that it either (1) is not a plan and is not purchasing the Securities on behalf of or with "plan assets" of any plan or (2) the purchase, holding and disposition (including repurchase by Credit Suisse) of the Securities is and will be eligible for the exemptive relief available under any of the PTCEs listed above, the Service Provider Exemption or another applicable exemption. In addition, any purchaser or holder of Securities or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Securities that its purchase, holding and disposition (including repurchase by Credit Suisse) of the Securities will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing Securities on behalf of or with "plan assets" of any plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable. If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in Securities, you should consult your legal counsel.

LEGAL MATTERS

Sidley Austin LLP has acted as special counsel to the agents.

 ANNEX A

FORM OF OFFER FOR REPURCHASE

PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated:
[insert date]

Credit Suisse ("Credit Suisse")
Fax: 917-326-3140

Re: ELEMENTSSM Linked to the Credit Suisse Global Warming Index, Exchange Series due April 10, 2023 issued by Credit Suisse, Nassau Branch (the "ELEMENTS")

Ladies and Gentlemen:

The undersigned beneficial owner hereby irrevocably offers to Credit Suisse the right to repurchase the ELEMENTS, as described in the Pricing Supplement dated March 27, 2009, in the amounts and on the date set forth below.

Name of beneficial holder:
[insert name of beneficial owner]

Stated principal amount of ELEMENTS offered for repurchase (You must offer at least 250,000 ELEMENTS ($2,500,000 stated principal amount) for repurchase at one time for your offer to be valid.):
 [insert principal amount of ELEMENTS offered for repurchase by Credit Suisse]

Applicable valuation date:                                         , 20

Applicable repurchase date:                                         , 20
                                                [insert a date that is three business days following the applicable valuation date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Repurchase]

Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

My ELEMENTS are held in the following DTC Participant's Account (the following information is available from the broker through which you hold your ELEMENTS):

Name:
DTC Account Number (and any relevant sub-account):
Contact Name:
Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ELEMENTS specified above will not be repurchased unless (i) this Offer for Repurchase, as completed and signed by the DTC Participant through which my ELEMENTS are held (the "DTC Participant"), is delivered to Credit Suisse by 5:00 p.m., New York City time, on the business day immediately preceding the applicable valuation date, (ii) the DTC Participant has booked a "delivery vs. payment" ("DVP") trade on the applicable valuation date facing Credit Suisse, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to Credit Suisse as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date.

The undersigned acknowledges that Credit Suisse will not be responsible for any failure by the DTC Participant through which such undersigned's ELEMENTS are held to fulfill the requirements for repurchase set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ELEMENTS ARE HELD AND DELIVERED TO CREDIT SUISSE BY 5:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

A-1

 BROKER'S CONFIRMATION OF REPURCHASE

[PART B: TO BE COMPLETED BY BROKER]

Dated:
[insert date]
Credit Suisse ("Credit Suisse")

Re: ELEMENTSSM Linked to the Credit Suisse Global Warming Index, Exchange Series due April 10, 2023 issued by Credit Suisse, acting through its Nassau Branch (the "ELEMENTS")

Ladies and Gentlemen:

The undersigned holder of ELEMENTSSM Linked to the Credit Suisse Global Warming Index, Exchange Series due April 10, 2023 issued by Credit Suisse, acting through its Nassau Branch, CUSIP No. 22542D407 (the "ELEMENTS") hereby irrevocably offers to Credit Suisse the right to repurchase, on the Repurchase Date of                       , with respect to the number of the ELEMENTS indicated below as described in the Pricing Supplement dated March 27, 2009 relating to the ELEMENTS (the "Pricing Supplement"). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade on the valuation date with respect to the stated principal amount of ELEMENTS specified below at a price per ELEMENT equal to the repurchase value, facing Credit Suisse, DTC #355 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the repurchase date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:
Title:
Telephone:
Fax:
E-mail:

Stated principal amount of ELEMENTS offered for repurchase (You must offer at least 250,000 ELEMENTS ($2,500,000 stated principal amount) for repurchase at one time for your offer to be valid.):

DTC # (and any relevant sub-account):

A-2

$250,000,000
ELEMENTSSM
Linked to the Credit Suisse Global Warming Index, Exchange Series
due April 10, 2023

PRICING SUPPLEMENT

March 27, 2009

Nuveen Investments	Credit Suisse	Merrill Lynch & Co.

As Agents for

Credit Suisse

ELEMENTSSM and	are service marks of Merrill Lynch, Pierce, Fenner & Smith Incorporated

CUSIP Number: 22542D407